Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-43613 and Registration Statement No. 333-93211 of C3, Inc. on Form S-8 and in Registration Statement No. 333-100883 of Charles & Colvard, Ltd. on Form S-8 of our reports dated March 11, 2008, relating to the financial statements and financial statement schedule of Charles & Colvard, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109, in 2007 and Financial Accounting Standards No. 123R, Share-Based Payment, in 2006) and the effectiveness of Charles & Colvard, Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina

March 11, 2008